ZBB ENERGY REPORTS QUARTERLY FINANCIAL RESULTS
AND STRONG BACKLOG FOR FISCAL YEAR 2011

Milwaukee, WI — November 11, 2010 — ZBB Energy Corporation (NYSE Amex: ZBB), a leading developer of intelligent, renewable energy power platforms, today reported its results of operations for the quarter year ended September 30, 2010.

“While our restructuring of the Company is going well and on track, this was an unusual quarter for revenue recognition,” said Eric Apfelbach, CEO and President.  “The decrease in commercial product sales and revenues from last year’s first quarter is primarily the result of the need for PECC inverter certification to UL standard 1741 for certain orders, which is expected in early calendar year 2011 and some temporary installation issues with an order shipped during the quarter.  Backlog expected to be realized in fiscal year 2011 currently exceeds $1 million.”

Net loss on the basis of accounting principles generally accepted in the United States (GAAP) was $2.0 million or $0.13 per diluted share in the quarter ended September 30, 2010, compared with $1.5 million or $0.13 per diluted share in the quarter ended September 30, 2009. Net loss in the latest quarter was increased by advanced engineering and development expenses, selling, general and administrative expenses.

Our revenues for the three months ended September 30, 2010 and 2009 were $0 and $811,913.  This was the result of a decrease in revenues of $666,726 from commercial product sales and revenues, and a $145,187 decrease in engineering and development revenues as compared to the three months ended September 30, 2009.  The decrease in engineering and development revenues for this quarter is due to the Company completing all final accounting and the final research report completing the entire Advanced Electricity Storage Technologies project ("AEST") with the Commonwealth of Australia.  Final submission of the audited project financial statement was approved by the Audit Committee of Board of Directors on November 10, 2010.  The final completion of this project will realize additional revenues in fiscal 2011 of approximately $200K.

Total costs and expenses for the three months ended September 30, 2010 and 2009 were $2,004,085 and $2,262,848, respectively. This decrease of $258,763 in the three months ended September 30, 2010 was primarily due to the following:

o
decreased costs of product sales of $646,102, because products that shipped in the quarter ended September 30, 2010 were not fully commissioned and accepted by the customer, and a decrease in cost of engineering and development revenues of $294,455 due to a decrease in activities under the AEST contract; and

o
increases in advanced engineering and development expenses of approximately $514,000 primarily due to an increase in the Company’s engineering and development activities for its next generation battery module and the PECC systems; and

o	legal and accounting fees increase of approximately $180,000 related to certain accounting matters.

Other expenses for the three months ended September 30, 2010 and 2009 consisted primarily of interest expenses of $32,007 and $32,032, respectively.

Our net loss for the three months ended September 30, 2010 and 2009 was $2,034,032 and $1,476,231, respectively, resulting in a $558,071 increase in net loss as compared to the three months ended September 30, 2009.  This increase in loss was primarily the result of increases in advanced engineering and development expenses and selling, general and administrative expenses, as described above.

Highlights for the quarter include:

•	ZBB hosted a visit by President Obama at our Menomonee Falls, Wisconsin facility
•	Released our next-generation ZESS POWR™ battery module (V2) that will provide greater performance and reliability than our already commercially proven product range.
•	Awarded contract to supply UW Milwaukee’s New Energy Lab with renewable energy technology

•	Drew down the first tranche under our $10 million Socius Securities Purchase Agreement
•	Restructured our management team to enhance the company’s sales, engineering and product development functions
•	California Public Utilities Commission announced the funding of the ZBB Energy and SunPower solar power demonstration project with a ZESS 500 on a Target store in California
•
Delivered four modular ZESS 50 batteries and a ZESS POWR™ PECC (Power & Energy Control Center) system to Powertech Labs as part of that company’s Bella Coola Hydrogen Assisted Renewable Power (HARP) project.  Revenue will be recognized upon completion of installation.

•	ZBB announced changes in Board of Directors’ roles. Paul Koeppe named Chairman of the Board

“We made significant progress during the quarter on all of our initiatives and we will continue to build strategic backlog in all of our target market segments," said Eric Apfelbach, President and CEO.

Investor Conference Call — 3:30 p.m. Central time, Thursday, November 11, 2010

A conference call to discuss the financial and operating results and company's outlook will be held on Thursday, November 11, 2010, at 3:30 p.m. US Central (4:30 p.m. Eastern). The conference call will be hosted by Eric Apfelbach, President and CEO. A brief presentation by Mr. Apfelbach will be followed by a question and answer period.

To participate in the conference call, callers from within the United States and Canada, dial the toll free number (888) 428-7458. For international callers, dial the toll number (201) 604-5177. The conference call reference is “ZBB”.

For support during a call press *0 on your phone and a conferencing coordinator will assist you. The presentation materials will be posted on the Company's web site at www.zbbenergy.com following the conference call.

About ZBB Energy Corporation
ZBB Energy Corporation (NYSE AMEX: ZBB) provides distributed intelligent power management platforms that directly integrate multiple renewable and conventional onsite generation sources with rechargeable zinc bromide flow batteries and other storage technology. This platform solves a wide range of electrical system challenges in global markets for various types of sites with utility, governmental, commercial, industrial and residential end customers. A developer and manufacturer of its modular, scalable and environmentally friendly power systems ("ZESS POWR™"), ZBB Energy was founded in 1998 and is headquartered in Wisconsin with offices also located in Perth, Western Australia.

Safe Harbor Statement
Certain statements made in this press contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports of Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information:
Helen Brown
Investor Relations
ZBB Energy Corporation
T: 262.253.9800
Email: hbrown@zbbenergy.com

ZBB ENERGY CORPORATION
Condensed Consolidated Balance Sheets

	September 30, 2010 (Unaudited)	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$722,681	$1,235,635
Accounts receivable	7,319	7,553
Inventories	724,246	702,536
Prepaid and other current assets	117,485	149,098
Total current assets	1,571,731	2,094,822
Long-term assets:
Property, plant and equipment, net	3,558,495	3,568,823
Goodwill	803,079	803,079
Total assets	$5,933,305	$6,466,724

Liabilities and Shareholders' Equity
Current liabilities:
Bank loans and notes payable	370,039	395,849
Accounts payable	1,082,321	869,179
Accrued expenses	469,350	539,100
Commitment fee payable	294,118	-
Deferred revenues	386,305	325,792
Accrued compensation and benefits	576,792	765,106
Total current liabilities	3,178,925	2,895,026
Long-term liabilities:
Bank loans and notes payable	3,187,506	2,120,421
Debenture notes payable	517,168	-
Total liabilities	$6,883,599	$5,015,447

Shareholders' equity (deficiency in assets)
Common stock ($0.01 par value); 150,000,000 authorized
15,767,350 and 14,915,389 shares issued	165,748	149,155
Additional paid-in capital	49,920,819	49,770,987
Note receivable - common stock	(514,255)	-
Treasury stock - 13,833 shares	(11,136)	(11,136)
Accumulated other comprehensive (loss)	(1,582,491)	(1,563,052)
Accumulated (deficit)	(48,928,979)	(46,894,677)
Total shareholders' equity (deficiency in assets)	$(950,293)	$1,451,277
Total liabilities and shareholders' equity (deficiency in assets)	$5,933,305	$6,466,724

ZBB ENERGY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,
	2010	2009
Revenues
Product sales and revenues	$-	$666,726
Engineering and development revenues	-	145,187
Total Revenues	-	811,913

Costs and Expenses
Cost of product sales	-	646,102
Cost of engineering and development revenues	-	294,455
Advanced engineering and development	839,273	324,707
Selling, general, and administrative	1,078,729	873,367
Depreciation	86,083	124,217
Impairment and other equipment charges	-	-
Total Costs and Expenses	2,004,085	2,262,848

Loss from Operations	(2,004,085)	(1,450,935)

Other (Expense) Income
Interest income	1,790	26,496
Interest expense	(32,007)	(32,032)
Other expense	-	(19,760)
Total Other (Expense) Income	(30,217)	(25,296)

Loss before provision for Income Taxes	(2,034,302)	(1,476,231)

Provision for Income Taxes	-	-
Net Loss	$(2,034,302)	$(1,476,231)

Net Loss per share-
Basic and diluted	$(0.13)	$(0.13)

Weighted average shares-basic and diluted:
Basic	15,410,384	11,514,131
Diluted	15,410,384	11,514,131

ZBB ENERGY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended September 30,
	2010	2009
Cash flows from operating activities
Net loss	$(2,034,302)	$(1,476,231)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	86,083	124,217
Stock based compensation	103,598	54,894
(Increase) decrease in operating assets:
Accounts receivable	234	561,066
Inventories	(562,710)	376,983
Prepaids and other current assets	116,688	57,211
Other receivables-interest	-	19,746
Increase (decrease) in operating liabilities:
Accounts payable	579,067	(108,365)
Accrued compensation and benefits	(188,314)	68,588
Accrued expenses	288,726	45,145
Deferred revenues	60,513	(686,795)
Net cash used in operating activities	(1,550,417)	(963,541)
Cash flows from investing activities
Capital expenditures	(75,755)	-
Bank certificate of deposit	-	1,000,000
Net cash (used in) provided by investing activities	(75,755)	1,000,000
Cash flows from financing activities
Proceeds from bank loans and notes payable	1,156,128	156,000
Repayments of bank loans and notes payable	(114,853)	(114,168)
Proceeds from issuance of debenture notes payable	517,168	-
Issuance of common stock net of costs and underwriting fees	-	1,875,276
Equity issuance costs and fees	(451,427)	0
Net cash provided by financing activities	1,107,016	1,917,108
Effect of exchange rate changes on cash and cash equivalents	6,202	9,511
Net (decrease) increase in cash and cash equivalents	(512,954)	1,963,078
Cash and cash equivalents - beginning of period	1,235,635	2,970,009

Cash and cash equivalents - end of period	$722,681	$4,933,087